As filed with the Securities and Exchange Commission on April 13, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Form S-8 CARNIVAL CORPORATION	Form S-8 CARNIVAL PLC
(Exact name of registrant as specified in its charter)
Republic of Panama	England and Wales
(State or other jurisdiction of incorporation or organization)
59-1562976	98-0357772
(I.R.S. Employer Identification No.)
Carnival Place 3655 N.W. 87th Avenue Miami, Florida 33178-2428 (305) 599-2600	Carnival House 5 Gainsford Street London, SE1 2NE, United Kingdom 011 44 20 7940 5381
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carnival Corporation 2011 Stock Plan
(Full title of the plan)

Arnaldo Perez, Esq. Senior Vice President, General Counsel and Secretary Carnival Corporation & plc 3655 N.W. 87th Avenue Miami, Florida 33178-2428 (305) 599-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Carnival Corporation common stock, par value $0.01	15,000,000 (1)	$37.65(2)	$564,750,000 (2)	$65,567.48
Carnival plc, special voting share, (pound) £1.00 par value (3)	1	$1.63 (4)	$1.63	____(5)
Trust shares of beneficial interest in P&O Princess Special Voting Trust (7) (8)	15,000,000 (9)	N/A	N/A	N/A (6)

(1)	Includes an indeterminate number of shares of Carnival Corporation common stock that may be issuable as a result of adjustments for stock splits, stock dividends and similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1) and 475(c)  under the Securities Act of 1933 based on the average high and low price of Carnival Corporation common stock on April 11, 2011, as reported on the New York Stock Exchange.

(3)
Represents one special voting share of Carnival plc issued to the P&O Princess Special Voting Trust in connection with the dual listed company transaction completed by Carnival plc and Carnival Corporation on April 17, 2003.

(4)	Based on an exchange rate of US $1.6315 = (pound) £1.00 as of April 7, 2011.

(5)	The filing fee with respect to this share is less than $0.01.

(6)
Participants in the Carnival Corporation 2011 Stock Plan will not pay any separate consideration in respect of the trust shares and Carnival plc will not receive any cash or other consideration in respect of the trust shares.  Accordingly, no registration fee is payable in respect of the trust shares.

(7)
Represents trust shares of beneficial interest in the P&O Princess Special Voting Trust.  In connection with the dual listed company transaction, one trust share is paired with each share of Carnival Corporation common stock and is not transferable separately from the share of Carnival Corporation common stock.

(8)
Upon each issuance of shares of Carnival Corporation common stock in connection with the Carnival Corporation 2011 Stock Plan, participants will receive both shares of  Carnival Corporation common stock and an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc).

(9)	Includes an indeterminate number of trust shares that may be issuable as a result of adjustments for stock splits, stock dividends and similar transactions.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, the registrants, Carnival Corporation and Carnival plc, are filing this registration statement with respect to the issuance of an additional 15,000,000 shares of Carnival Corporation common stock, par value $0.01 per share (the “Common Stock”), and 15,000,000 trust shares (the “Trust Shares”) of beneficial interest in the P&O Princess Special Voting Trust (the “Trust”), which are paired with the shares of Common Stock on a one-for-one basis.  Each of the Trust Shares represents an undivided beneficial interest in the Carnival plc Special Voting Share (the “Special Voting Share”), £1.00 par value, which is held by the Trust.  The arrangements with respect to the Special Voting Share and the Trust Shares were entered into in connection with the dual listed company transaction between Carnival Corporation and Carnival plc, which was completed on April 17, 2003.  The shares of Common Stock registered hereby, together with the paired Trust Shares, are to be issued under the Carnival Corporation 2011 Stock Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registration Information and Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Those documents are incorporated by reference in the Section 10(a) prospectus.  Requests should be directed to Carnival Corporation & plc, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428 Attention: General Counsel; Telephone number (305) 599-2600.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by us are incorporated by reference in this Registration Statement:

(a)	Our latest Annual Report filed pursuant to Section 13 or 15(d) of the Exchange Act, filed on Form 10-K on January 31, 2011;

(b)	Our Quarterly Report filed on Form 10-Q on April 1, 2011;

(c)	Our Definitive Proxy Statement and Additional Definitive Proxy Soliciting Materials and Rule 14(a)(12) Materials both filed on March 3, 2011; and

(d)	Our Current Reports on Form 8-K filed on January 21, 2011, and on March 22, 2011 (only with respect to item 8.01 thereof).

(e)
The description of the Common Stock, Trust Shares and Special Voting Share contained in the Joint Registration Statement of Carnival Corporation and Carnival plc on Form S-3ASR(File no. 333-157861), filed on March 11, 2009, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 6.  Indemnification of Directors and Officers.

Carnival Corporation’s Third Amended and Restated Articles of Incorporation and By-Laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation’s or Carnival plc’s directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation’s or Carnival plc’s employees or agents or is or was serving at Carnival Corporation’s or Carnival plc’s request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation’s or Carnival plc’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation’s Third Amended and Restated Articles of Incorporation in the event that such director or such director’s heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

Article 288 of Carnival plc’s Articles of Association provides:

      “Subject to and in so far as permitted by the Companies Acts. the Company may: (a) indemnify any director, office or employee of the Company or of any associated company against any liability pursuant to any qualifying third party indemnity provision or any qualifying pension scheme indemnity provision, or on any other basis as is then lawful, in each case on such terms as the board may decide; and (b) purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability. In this article “qualifying third party indemnity provision”, “qualifying pension scheme provision” and “associated company” have meanings that they have in Part 10 of the 2006 Act.”

      Under the UK Companies Act 2006, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any fine imposed in criminal proceedings, a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

      UK companies, however, may:

  ●  purchase and maintain liability insurance for officers and directors; and

  ●  indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

      Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc’s articles of association as described above.

Item 8.  Exhibits

4.1
Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.2
Third Amended and Restated By-Laws of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.3	Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3. to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.4	Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.5
Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to Exhibit 4.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.6
Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and Computershare Investors Services (formerly SunTrust Bank), as transfer agent (incorporated by reference to Exhibit 4.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.7
SVE Special Voting Deed, dated as of April 17, 2003 between Carnival Corporation, DLS SVC Limited, P&O Princess Cruises, plc, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and The Law Debenture Trust Corporation, P.L.C.

(incorporated by reference to Exhibit 4.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.8
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.16 to the joint Registration Statement on Form S-3/F-3 of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited, filed with the Commission on June 19, 2003.

5.1	Opinion of Tapia Linares y Alfaro.

5.2	Opinion of Maples and Calder.

5.3	Opinion of Freshfields Bruckhaus Deringer.

23.1	Consent of Tapia Linares y Alfaro (included with Exhibit 5.1).

23.2	Consent of Maples and Calder (included with Exhibit 5.2).

23.3	Consent of Freshfields Bruckhaus Deringer (included with Exhibit 5.3).

23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.

24.1	Power of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).

24.2	Power of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)           (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, THAT, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF CARNIVAL CORPORATION AND CARNIVAL PLC

Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 13, 2011.

CARNIVAL CORPORATION By: /s/ Micky Arison Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer	CARNIVAL PLC By: /s/ Micky Arison Name: Micky Arison Title: Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Carnival Corporation and Carnival plc hereby severally constitutes and appoints Howard S. Frank or Arnaldo Perez, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated effective April 13, 2011.

CARNIVAL CORPORATION	CARNIVAL PLC
/s/ Micky Arison Micky Arison Chairman of the Board of Directors and Chief Executive Officer	/s/ Micky Arison Micky Arison Chairman of the Board of Directors and Chief Executive Officer
/s/ Howard S. Frank Howard S. Frank Vice Chairman of the Board of Directors and Chief Operating Officer	/s/ Howard S. Frank Howard S. Frank Vice Chairman of the Board of Directors and Chief Operating Officer
/s/ David Bernstein David Bernstein Chief Financial Officer	/s/ David Bernstein David Bernstein Chief Financial Officer

CARNIVAL CORPORATION	CARNIVAL PLC
/s/ Larry Freedman Larry Freedman Chief Accounting Officer	/s/ Larry Freedman Larry Freedman Chief Accounting Officer
/s/ Sir Jonathon Band Sir Jonathon Band Director	/s/ Sir Jonathon Band Sir Jonathon Band Director
/s/ Robert H. Dickinson Robert H. Dickinson Director	/s/ Robert H. Dickinson Robert H. Dickinson Director
/s/ Arnold W. Donald Arnold W. Donald Director	/s/ Arnold W. Donald Arnold W. Donald Director
/s/ Pier Luigi Foschi Pier Luigi Foschi Director	/s/ Pier Luigi Foschi Pier Luigi Foschi Director
/s/ Richard J. Glasier Richard J. Glasier Director	/s/ Richard J. Glasier Richard J. Glasier Director
/s/ Modesto A. Maidique Modesto A. Maidique Director	/s/ Modesto A. Maidique Modesto A. Maidique Director
/s/ Sir John Parker Sir John Parker Director	/s/ Sir John Parker Sir John Parker Director
/s/ Peter G. Ratcliffe Peter G. Ratcliffe Director	/s/ Peter G. Ratcliffe Peter G. Ratcliffe Director
/s/ Stuart Subotnick Stuart Subotnick Director	/s/ Stuart Subotnick Stuart Subotnick Director
/s/ Laura Weil Laura Weil Director	/s/ Laura Weil Laura Weil Director

CARNIVAL CORPORATION	CARNIVAL PLC
/s/ Randall J. Weisenburger Randall J. Weisenburger Director	/s/ Randall J. Weisenburger Randall J. Weisenburger Director
/s/ Uzi Zucker Uzi Zucker Director	/s/ Uzi Zucker Uzi Zucker Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1
Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.2
Third Amended and Restated By-Laws of Carnival Corporation (incorporated by reference to Exhibit 3.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.3	Articles of Association of Carnival plc (incorporated by reference to Exhibit 3.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.4	Memorandum of Association of Carnival plc (incorporated by reference to Exhibit 3.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 20, 2009).

4.5
Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to Exhibit 4.2 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.6
Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and SunTrust Bank, as transfer agent (incorporated by reference to Exhibit 4.1 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.7
SVE Special Voting Deed, dated as of April 17, 2003 between Carnival Corporation, DLS SVC Limited, P&O Princess Cruises, plc, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and The Law Debenture Trust Corporation, P.L.C. (incorporated by reference to Exhibit 4.3 to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.8
Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.16 to the joint Registration Statement on Form S-3/F-3 of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited, filed with the Commission on June 19, 2003).

5.1	Opinion of Tapia Linares y Alfaro.

5.2	Opinion of Maples and Calder.

5.3	Opinion of Freshfields Bruckhaus Deringer.

23.1	Consent of Tapia Linares y Alfaro (included with Exhibit 5.1).

23.2	Consent of Maples and Calder (included with Exhibit 5.2).

23.3	Consent of Freshfields Bruckhaus Deringer (included with Exhibit 5.3).

23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.

24.1	Power of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).

24.2	Power of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).